                                 EXHIBIT 10.2


                                      TO


                              ICOS CORPORATION'S


                                   FORM 10-Q


                             FOR THE QUARTER ENDED


                              SEPTEMBER 30, 1998



     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                    EXHIBIT 10.2

                                     LILLY

                               LICENSE AGREEMENT

     THIS LILLY LICENSE AGREEMENT ("Agreement") is made this 30th day of September, 1998, by and between LILLY ICOS LLC, a Delaware Limited Liability Company ("Company"), and ELI LILLY and COMPANY, an Indiana corporation ("LILLY").

                                   RECITALS

     WHEREAS, ICOS Corporation, a Delaware corporation ("ICOS"), has granted to the Company a license to certain proprietary patent rights, technical information, technology and know-how relating to and useful in the manufacture, production and worldwide commercial sale of PDE5 Product (as defined in Article 1 below) for [ * ] use;

     WHEREAS, ICOS and LILLY have entered into a Limited Liability Company Agreement, dated September 30, 1998 ("LLC Agreement"), with respect to the organization and capitalization of the Company to engage in the research, development, manufacture, production and sale of PDE5 Products for [ * ] use in the Field (as defined in Article 1 below);

     WHEREAS, ICOS, LILLY and the Company have entered into a Research and Development Service Agreement of even date herewith (the "Development Agreement") pursuant to which ICOS and LILLY will conduct development work on behalf of the Company with respect to the Background Technology (as defined in Article 1 below);

     WHEREAS, LILLY desires to obtain from the Company the PDE5 Technology (as defined in the Article I below) and to acquire [ * ] license to the PDE5 Technology in order to develop, manufacture, market and sell PDE5 Products in the Field in LILLY Territory; and in view of the LLC Agreement and the parties further development activities pursuant to the Development Agreement, the Company is willing to grant such a license to LILLY;

     NOW, THEREFORE, it is hereby agreed as follows:



* Confidential Treatment Required

                                   ARTICLE I

                                  DEFINITIONS

     1.01  [ * ] OR API

     The term [ * ] and/or API shall mean [ * ].

     1.02  PDE5

     The term PDE5 shall mean [ * ] phosphodiesterase.

     1.03  PDE5 AGENT

     The term PDE5 Agent shall mean [ * ].

     1.04  PDE5 PRODUCT

     The term PDE5 Product shall mean [ * ].

     1.05  FIELD

     The term Field shall mean [ * ].

     1.06  BACKGROUND TECHNOLOGY

     The term Background Technology shall mean those patents and patent applications set forth in Appendix A and owned or controlled by ICOS as of the date of this Agreement including any renewal, division, continuation or continuation in part of any such applications and any patents issuing thereon, and any reissues, extensions substitutions, confirmations, registrations, revalidations, revisions, supplementary protection certificates and additions of or to any such patents (hereafter Patents) and any currently identified PDE5 Agents and any Technical Information.

     1.07  TECHNICAL INFORMATION

     The term Technical Information shall mean [ * ].

     1.08  PDE5 TECHNOLOGY

     The term PDE5 Technology shall mean the Company Technology as defined in the Development Agreement.

     1.09   PROJECT



* Confidential Treatment Required

     The term Project shall mean the same as defined in the Development
Agreement.

     1.10  PARTY

     The term Party shall mean LILLY or the Company or, when used in the plural, LILLY and the Company.

     1.11  THIRD PARTY

     The term Third Party shall mean any entity which is not a Party or Affiliate of any Party to this Agreement.

     1.12  AFFILIATE

     The term Affiliate shall mean, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The direct or indirect ownership of [ /*/ ] or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of Entity shall be deemed to constitute "control" of the Entity. For purposes of this Agreement, LILLY and the Company shall not be deemed to be Affiliates of each other.

     1.13  NET SALES

     The term Net Sales shall [ * ].

     [ * ].

     1.14  LILLY TERRITORY

     The term LILLY Territory shall mean the same as defined in the LLC
     Agreement.

     1.15  TERRITORY

     The term Territory shall mean the same as defined in the LLC Agreement.


* Confidential Treatment Required

     1.16  UNDERLYING AGREEMENTS

     The term Underlying Agreements shall mean the Collaboration Agreement by and among Glaxo Group Limited, Glaxo Inc. and ICOS Corporation dated October 3, 1991, as amended January 24, 1997, [ * ].


                                  ARTICLE II

                               GRANT OF LICENSE

     2.01  GRANT OF LICENSE

     (a) Subject to the terms of this Agreement, the Company hereby grants to LILLY [ * ] license to use the PDE5 Technology in the Field to offer to sell, sell and import PDE5 Products in the LILLY Territory.

     (b) LILLY also has the right to purchase, and Company agrees to supply to LILLY [ * ] at Company's cost for use in PDE5 Products and to then make, or have made, finished PDE5 Products from such [ * ]. If the Company is utilizing a third party (not an Affiliate) to supply API, and if the Company is unable or fails to supply API to LILLY in the quantity ordered or quality required by LILLY to meet forecasted demand and regulatory specifications in the LILLY Territory, [ * ]. If there is an insufficient supply of API to meet the needs of both the Company and Lilly, until such time as Lilly is able to make API or obtain a supply of API from a Third Party, the available supply of API will be apportioned by the Company between the Company and Lilly pro rata based on the level of sales of each for the supply period in question at the time of the insufficiency of supply.

     2.02  RIGHT TO SUBLICENSE

     The Company also hereby grants to LILLY the right to grant sublicenses within and limited to the scope of the right and license granted by the Company in Section 2.01. Any sublicensees of LILLY shall agree in writing to be bound by the provisions of Section 3.02 to the same extent LILLY is bound. LILLY shall notify the Company of the identity of each sublicensee for which a sublicense is granted and provide the Company a true copy of such sublicense and any and all modifications, amendments, and revisions. In the event that the license granted herein to LILLY is terminated at any time in accordance with Article VII and the Company shall not be in default under Section 7.03, the Company shall have the option to terminate, or to have LILLY assign to the Company, retroactive to the date of termination, any sublicenses granted hereunder by LILLY. LILLY shall include in all of its sublicenses granted hereunder provisions for such termination and assignment.


* Confidential Treatment Required

     2.03  LIMITATIONS

     No right or license is granted to LILLY hereunder except as expressly specified in Sections 2.01 and 2.02.

     2.04  UNDERLYING AGREEMENTS

     The foregoing grant and license under this Article II is subject to the terms and conditions of the Underlying Agreements and any other of the Company's agreements under which the Company may in-license PDE5 Technology after the date of this Agreement. The Company shall comply and perform in accordance with the Underlying Agreements and such in-license agreements, which the Company shall promptly disclose to Lilly.

     2.05  GRANTBACK

     If during the course of conducting post marketing clinical trials (phase IV trials) in the LILLY Territory an invention is discovered that results in a patent, LILLY shall grant the Company a non-exclusive license to such patent with the right of the Company to grant sublicenses.


                                  ARTICLE III

                                  DISCLOSURE

     3.01  DISCLOSURE

           (a) The Company shall, in accordance with the LLC Agreement and the Development Agreement, reasonably disclose and deliver to LILLY all PDE5 Technology in sufficient detail to permit LILLY to employ such information for the purposes provided herein, including for the purpose of obtaining marketing authorizations within the LILLY Territory.

           (b) LILLY shall have the right to attend and participate in the Company's technical meetings, conduct plant visits at reasonable intervals and receive information regarding the PDE5 Technology. LILLY shall be provided with reasonable notice of the time and place of such meetings.

           (c) During the term of this Agreement, each Party shall inform the other Party, promptly and in a manner to be agreed upon, of any abnormal clinical findings or adverse events related to PDE5 Products in a clinical setting or in post-market surveillance.

     3.02  CONFIDENTIALITY

           (a) Except to the extent expressly authorized by this Agreement, the LLC Agreement, the Development Agreement or by other prior written consent of the Company, LILLY shall, in accordance with Section 2.7 of the LLC Agreement, keep completely confidential and shall not publish or otherwise disclose to others and shall not use any confidential PDE5 Technology.

     LILLY may disclose any PDE5 Technology to the extent such disclosure is necessary for LILLY to comply with applicable laws or regulations or to make, use or sell under the license granted herein by the Company or to sublicense others to do so, or if required in response to litigation discovery requests, in which case LILLY will attempt to obtain appropriate protective orders for such disclosure; provided, that LILLY shall give the Company reasonable advance notice of such proposed disclosure, shall use its best efforts to secure confidential treatment of PDE5 Technology to be disclosed and shall advise the Company in writing of the manner in which that was done.

           (b) The obligation of confidentiality imposed by this Section 3.02 shall survive termination of this Agreement for any reason whatsoever for a period of five (5) years.


                                  ARTICLE IV

                                    ROYALTY

     4.01  ROYALTY

     LILLY shall pay to the Company a royalty, at the applicable rate hereinafter specified, on Net Sales of PDE5 Products that are sold or otherwise disposed of by LILLY or any of its Affiliates or sublicensees in the LILLY Territory, whether or not such Affiliates are sublicensed pursuant to Section
2.02.  The royalty rate to be applied to Net Sales shall be: [  *  ].

     4.02  SALES TO AFFILIATES AND SUBLICENSEES

     No royalties shall be payable with respect to any sale of PDE5 Products among LILLY and any of its Affiliates or sublicensees, but royalties shall be paid hereunder with respect to resale or other disposition, excluding samples, of such PDE5 Products to a third party.

     4.03  RECORDS

     LILLY shall keep full, complete and accurate records with respect to the sale or other disposition of PDE5 Products for the [ * ] sufficient to enable the Company to verify the accuracy of the statements required by Section 4.04(a). The Company shall have the right, through Lilly's independent public accountants, to make an examination and audit, during normal business hours, not more frequently than annually, of all such records and such other records and accounts as may under recognized accounting practices contain information


*Confidential Treatment Required
bearing upon the amount of royalty payable to it under this Agreement. Adjustment shall be made within thirty (30) days to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary, appearing on checks or otherwise, unless such statement appears in a letter, signed by the party having such right and delivered to the other party, expressly waiving such rights.

     4.04  REPORTING

           (a) Within [ * ] after the end of each [ * ], commencing with the first [ * ] in which Net Sales occur, LILLY shall furnish to the Company a statement, in form acceptable to the Company, setting forth on a country by country basis the number of units of PDE5 Products sold or otherwise disposed of during the period, the Net Sales and the amount of royalty payable thereon and showing the applicable conversion from local currency to U.S. Dollars.

           (b) Within such [ * ] period LILLY shall, irrespective of its own business and accounting methods, pay to the Company the royalties payable for such [ * ] period.

           (c) LILLY shall furnish whatever additional information the Company may reasonably request from time to time to enable the Company to ascertain which PDE5 Products sold or otherwise disposed of by LILLY or any of its Affiliates or sublicensees are subject to the payment of royalty to the Company and the amount of royalty payable thereon.

     4.05  LATE PAYMENTS

     Royalty payments required under this Agreement shall, when overdue, be subject to a late payment charge calculated at [ * ]; provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for such charge, such charge shall be reduced to such maximum amount.

     4.06  PAYMENTS

     Payment to the Company shall be made in United States dollars.

     4.07  TAXES

     LILLY shall bear all taxes, however designated, imposed as a result of the existence or operation of this Agreement, including, but not limited to, any tax on or measured by, any payment or receipt of payment hereunder, any registration tax, and any tax imposed with respect to the granting or transfer of licenses or other rights or considerations hereunder. The foregoing shall not include any such tax imposed upon the Company by any governmental


*Confidential Treatment Required
entity within or without the United States, including any such tax which LILLY is required to withhold or deduct from payments to the Company.

     4.08  CURRENCY CONVERSION

     Royalties shall be calculated and paid in United States dollars. For the purpose of computing the Net Sales made in a currency other than United States dollars, LILLY shall convert such currency from local currency to United States dollars monthly using LILLY standard conversion system for financial reporting (internal and external), consistently applied and in accordance with U.S. generally accepted accounting principles.


                                   ARTICLE V

               PATENT APPLICATIONS AND DEFENSE OF INFRINGEMENTS

     5.01  Patent Applications

     Subject to the rights of any licensor of PDE5 Technology to the Company, the Company will file, prosecute and maintain in force and defend: [ * ].

     The Company and LILLY will cooperate to the extent necessary and provide reasonable assistance in support of the defense of any suit or action involving infringement of any [ * ] or interference with any other intellectual property right included in PDE5 Technology licensed to LILLY in the Field pursuant to this Agreement.

     If the Company declines to file, prosecute, maintain, and defend any patent application or patent covering the PDE5 Technology or a trademark or copyright in the LILLY Territory, LILLY shall have the right, but not the obligation, to file, prosecute, maintain, or defend at its cost and expense, the patent application, patent, trademark or copyright.

     5.02  [  *  ] FOR THIRD PARTY INFRINGEMENT DAMAGES AND ROYALTIES

     In the event of a judgment or settlement of a Third Party infringement claim, [ * ].


                                  ARTICLE VI

                PATENT, COPYRIGHT, AND TRADE SECRET ENFORCEMENT

     6.01  Rights of LILLY and the Company

     Except as provided in the PDE5 License Agreement and Section 6.02, LILLY shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action involving infringement of any patent, or copyright, misappropriation of any trade


*Confidential Treatment Required
secret or interference with any other intellectual property right included in the PDE5 Technology in the LILLY Territory that LILLY has licensed hereunder. If LILLY declines to bring, defend or maintain any appropriate action the Company shall have the right, but not the obligation to bring, defend and maintain any appropriate suit or action involving infringement of any patent, or copyright, misappropriation of any trade secret or interference with any other intellectual property right included in the PDE5 Technology in the LILLY Territory that LILLY has licensed hereunder. Any amount recovered in any such suit or action, whether by judgment or settlement, shall be [ * ].

     6.02  NOTICE OF INFRINGEMENT

     LILLY shall notify the Company of any infringement in the Field in the LILLY Territory of any copyright, trade secret or patent within the PDE5 Technology which would in the absence of this Agreement preclude the making, use or sale of products or the use of processes both within and outside the Field and shall provide the Company with any available evidence of such infringement.


                                  ARTICLE VII

                             TERM AND TERMINATION

     7.01  TERM

     Unless sooner terminated as provided below, this Agreement shall remain in full force and effect [ * ]. Upon the expiration of this Agreement as provided in the preceding sentence, the license granted to LILLY hereunder shall [ * ] in the Field in the LILLY Territory except for any obligation to make a payment under a license to the Company from a Third Party.

     7.02  EFFECTIVE DATE

     This Agreement (including the license and rights granted under Sections
2.01 and 2.02) shall come into effect as of the date hereof and shall remain in full force and effect until the earlier of (a) the liquidation or dissolution of the Company other than in connection with a continuation of the business of the Company in some other legal form, (b) termination pursuant to Section 7.03 or
(c) expiration pursuant to Section 7.01.

     7.03  RIGHT OF TERMINATION

     Except under circumstances that are described in Section 13.4 of the LLC Agreement (which shall be handled in accordance with the provisions thereunder), LILLY shall have the right, but not the obligation, to terminate this Agreement if either LILLY or ICOS ceases to be a Member of the Company. Similarly, except under circumstances that are described in


*Confidential Treatment Required

Section 13.4 of the LLC Agreement (which shall be handled in accordance with the provisions thereunder), the Company shall have the right, but not the obligation, to terminate this Agreement if either ICOS or LILLY ceases to be a Member of the Company. Termination under this Section 7.03 shall be effective upon thirty (30) days written notice from the party that desires to exercise such termination right to the other parties.

     7.04  DEFAULT

     In the event that a Party (the "Defaulting Party") shall (a) fail to make any payment hereunder when and as due, or otherwise default in its obligations hereunder and fail to remedy such default within sixty (60) days after such default shall have been called to its attention by notice from another Party,
(b) become bankrupt or insolvent, or file a petition in bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, or be adjudged bankruptcy, (c) go or be placed in a process of complete liquidation other than in connection with a continuation of the business of the Company in some other legal form, or (d) suffer the appointment of a receiver for any substantial portion of its business who shall not be discharged within one hundred and eighty (180) days after his appointment, then, and in any such event, the other Party, at its option, may terminate its obligations to and the rights of the Defaulting Party under this Agreement upon ten (10) days' written notice to the Defaulting Party, which termination shall be effective as of the occurrence of the event giving rise to the option to terminate.

     7.05  SURVIVAL

     Notwithstanding the termination or expiration of a Party's obligations to or the rights of the Defaulting Party under this Agreement in accordance with the provisions of Sections 7.01, 7.02 or 7.03, the provisions of Sections 2.05, 3.02, 4.03, 4.05, 7.01, 7.04 and 10.10 and any accrued obligations shall survive such termination or expiration and continue in full force and effect for an indefinite term. Upon termination of this Agreement for any reason under Section
7.02 or 7.03, and without limitation of other remedies, LILLY shall immediately return to the Company (to the extent such return is technically feasible) all PDE5 Technology in the possession of LILLY or its Affiliates or sublicensees, or, at the sole election of the Company, shall destroy such PDE5 Technology (to the extent technically feasible).


                                 ARTICLE VIII

                            CONSENTS AND APPROVALS

     8.01  Diligence

     The Parties hereto shall use reasonable and diligent efforts to commercialize the PDE5 Products in those countries in the LILLY Territory that offer substantial opportunity for sales at a profitable level taking into consideration the amount of royalties required by this Agreement.

                                  ARTICLE IX

                                    NOTICE

     9.01  Notices

     All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by telex or facsimile, and confirmed by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the third (3rd) day following the date of such sending):


        "LILLY"                 Eli Lilly and Company
                                Lilly Corporate Center
                                Indianapolis, IN  46285
                                Attn:   Rebecca O. Goss
                                        Vice President and General Counsel

        "Company"               LILLY ICOS LLC
                                c/o ICOS Corporation
                                22021 - 20th Avenue S.E.
                                Bothell, WA 98021
                                U.S.A.
                                Attn:   Judith A. Woods, Esq.
                                        Legal Department

        With a copy to:         Perkins Coie
                                1201 Third Avenue, 40th Floor
                                Seattle, WA 98101-3099
                                U.S.A.
                                Attn:   James R. Lisbakken, Esq.

        and to:                 Eli Lilly and Company
                                Lilly Corporate Center
                                Indianapolis, IN  46285
                                Attn:   Rebecca O. Goss
                                        Vice President and General Counsel

Any Party by giving notice to the others in the manner provided above may change such Party's address for purposes of this Section 9.01.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.01  Entire Agreement

     This Agreement, together with the other written agreements between the Parties hereto which are referenced in the LLC Agreement, sets forth the entire agreement of the Parties with respect to the subject matter hereof and may not be modified except by a writing signed by authorized representatives of the Parties hereto. To the extent that there may be conflicts or inconsistencies between the provisions of this Agreement and those contained in the LLC Agreement, the provisions of the LLC Agreement shall prevail and govern interpretation.

     10.02  HEADINGS

     Article and section headings and numbers in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     10.03  EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute but one and the same instrument.

     10.04  FORCE MAJEURE

     It is agreed that each of the Parties hereto is excused from performing such acts as are required hereunder as may be prevented by or whose purpose is frustrated by Force Majeure. The Party so affected shall give notice to the other Party in writing promptly and thereupon shall be excused from such of its obligations hereunder as it is unable to perform on account of the Force Majeure throughout the duration thereof plus a period of thirty (30) days.

     10.05  APPLICABLE LAW

     This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Delaware applicable to agreements made and to be performed in such state.

     10.06  ASSIGNMENT ON WRITTEN CONSENT

     This Agreement may not be assigned in whole or in part by LILLY, except with the prior written consent of the Company or except as part of the sale of LILLY's entire business relating to the Field. This Agreement shall be binding upon and inure to the benefit of the

Company and LILLY and their respective successors and assigns to the extent it is assignable.

     10.07  SEVERABILITY

     In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event, such invalid provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, shall be severed and deleted from this Agreement.

     10.08  NO WAIVER

     No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or the remedies provided by law.

     10.10  INDEMNITY

     LILLY hereby (a) releases the Company from any obligation to defend, indemnify or hold LILLY and its agents and employees harmless from and (b) agrees to defend, indemnify and hold the Company, its members, agents and employees harmless from any and all cost, expenses (including attorneys' fees), liabilities, damages and claims for any injury or death to persons or damage to or destruction of property, or other loss, arising out of LILLY's activities hereunder or otherwise arising out of or related to the performance of this Agreement.

     10.11  OTHER AGREEMENTS

     Any other provision of this Agreement notwithstanding, nothing in this Agreement shall obligate the Company to disclose to LILLY any information or to make available to LILLY any materials in violation of an obligation of secrecy or a limitation of use imposed by a third party from whom such information or materials shall have been received.

     10.12  REMEDIES

     No right, power or remedy herein conferred upon or reserved to any Party is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of any Party pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall to the extent permitted by law be cumulative and concurrent, and shall be in addition to every other right, power or remedy pursuant to this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise and the exercise or beginning of the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by any Party of any or all such other rights, powers or remedies.

     10.13  ATTORNEYS' FEES AND COSTS

     In the event of any action at law or in equity between the Parties hereto to enforce any of the provisions hereof, the unsuccessful party or parties to such litigation shall pay to the successful party or parties all costs and expenses, including actual attorneys' fees, incurred therein by such successful party or parties; and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys' fees.

     10.14  NUMBER AND GENDER

     Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

     10.15  AGREEMENT TO PERFORM NECESSARY ACTS

     Each Party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement.

     10.16  REPRESENTATIONS

     Each of the Parties hereto acknowledges and agrees (i) that no representation or promise not expressly contained in this Agreement has been made by any other Party hereto or by any of its agents, employees, representatives or attorneys; (ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (iii) that each has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

     10.17  RIGHTS IN THE EVENT OF BANKRUPTCY

     All rights in the PDE5 Technology granted under this Agreement to LILLY by the Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a license of rights to "intellectual property" as defined in Section 101 of the U.S. Bankruptcy Code. LILLY, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against the Company under the U.S. Bankruptcy Code, LILLY shall be entitled to complete access to (or a complete duplicate of, as appropriate) such PDE5 Technology.


                         [NEXT PAGE IS SIGNATURE PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in the manner legally binding on them as of the date first above written.


                                  LILLY ICOS LLC



                                  By  /s/  George B. Rathmann
                                    --------------------------------------------

                                      On behalf of ICOS Corporation, Member



                                  By  /s/  Sidney Taurel
                                    --------------------------------------------

                                      On behalf of Eli Lilly and Company, Member


                                  ELI LILLY AND COMPANY



                                  By  /s/  Sidney Taurel
                                    --------------------------------------------
                                      Sidney Taurel
                                      President and Chief Executive Officer